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                                                                    EXHIBIT 99.7

                              D.F. King & Co., Inc.
                      77 Water Street, New York, N.Y. 10005
                                 (212) 269-5550

                                                     June 14, 2001

Mr. Mark Withrow
Executive Vice President , General Counsel
Pioneer Natural Resources Company
5205 N. O'Connor Boulevard
Suite 1400
Irving TX 75039

Re: Merger of 46 Parker & Parsley Limited Partnerships with Pioneer Natural
    Resources Company (the "Company")

Dear Mark:

         This letter agreement sets forth the terms and conditions under which D.F. King & Co., Inc. ("King") has been engaged in connection with the special meeting of limited partners scheduled to be determined (the "Meeting").

      1. The Company hereby retains King for proxy solicitation services and tabulation of proxies (the "Services") in connection with the Meeting and requests and authorizes King to contact and to provide information to the Partnership's unitholders with respect to matters to be considered at the Meeting. For the purposes of this agreement, such Services shall not include services in connection with a special meeting for which there is a solicitation in opposition to a resolution.

      2. The Company agrees that King shall have the right to pass upon and approve any and all references to King in any materials used by the Company in connection with the Meeting (the "Materials").

      3. King agrees to preserve the confidentiality of all non-public information provided by the Company or its agents for King's use in rendering services hereunder.

      4. The Company agrees to pay to King as compensation for the Services a fee of $12,500, plus an additional fee of $4.00 per outgoing and incoming unitholder telephone contact, plus line charges. In addition, there is a fee $.25 per proxy received and tabulated. The fee of $12,500 is payable, pursuant to the following schedule:

         $    6,250  Due and payable on the date that the Company's Materials are first sent or mailed to its stockholders; and

         $    6,250  Due and payable on the date of the Meeting.
         ----------

         $12,500.00
         ==========


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         The Company will promptly reimburse King for all reasonable mailing expenses, costs and disbursements including reasonable counsel fees and expenses (the "Expenses") incurred by King in connection with the Services. King will meet these Expenses from a Reimbursement Account (the "Account") established by the Company pursuant to King's written invoice of estimated expenses. The funds required to establish the Account shall be due and payable not later than the date that the Company's Materials are first sent or mailed to its unitholders.

         The Account, if depleted, will be replenished by the Company upon King's written request, accompanied by King's interim summary of expenses. As promptly as practicable upon conclusion of this engagement, King will submit its final invoice for Services and return to the Company any unused portion of the Account.

         The Company agrees and acknowledges that the Company's obligations under this paragraph 4 are fixed and nonrefundable (with the exception of the unused portion, if any, of the Account as set forth above), regardless of future developments in, or the outcome of, the Meeting. If a solicitation in opposition to the Board or in opposition to a resolution proposed by the Board arises during the course of this engagement, and King undertakes to perform additional services therewith, the fee will be modified as mutually agreed.

      5. The Company represents and warrants to King that:

      (a) all necessary corporate or other action will have been duly taken by the Company prior to the commencement of any solicitation to authorize the solicitation; and

      (b) all material will comply, in all material respects, with the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission thereunder, and all other applicable laws; and, none of the Materials will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

      6. King hereby represents and warrants to the Company and Pioneer USA, Inc that neither King nor any of its officers or employees who, in connection with the services, may come in contact with the limited partners of the Partnerships is, or has been within the past five (5) years, subject to the following in connection with a violation of a state or federal securities law or regulation:

            (i) an order denying, suspending or revoking registration of such person as an agent, a cease and desist order, or any similar order, judgement, or decree by any state securities agency, the Securities and Exchange Commission, or any self-regulatory securities organization; or

            (ii) an order of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person.


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      7. The Company hereby agrees to hold harmless and indemnify King and its officers, directors, employees and agents (collectively the "Indemnified Persons") from and against all losses, claims, damages, liabilities, disbursements and expenses (including, but not limited to, reasonable counsel fees and expenses) incurred by such Indemnified Persons in connection with any claim arising out of, relating to or in connection with the Services, the Meeting and/or the matters relating thereto including the representations and warranties set forth in paragraph 5 above, except for King's gross negligence or willful misconduct. The Company shall reimburse such Indemnified Persons for such counsel fees and expenses when they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

      8. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with matters set forth in paragraph 7; and the Company agrees to notify King promptly of the assertion of any claim against the Company. At the Company's election, unless there is a conflict of interest, the defense of Indemnified Persons shall be conducted by the Company's counsel who shall be satisfactory to King. In any action or proceeding the defense of which the Company assumes, an Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Persons' prior written consent, unless the terms of such settlement or compromise include an unconditional Release of the Indemnified Persons from all liability or loss arising out of such proceeding.

      9. The representations and warranties contained in paragraphs 5 and 6 above and the indemnity agreement contained in paragraph 7 and 8 above will survive the term of this agreement.


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      10. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflict of law provisions. The Company agrees that any action, suit or proceeding arising out of or based upon this letter agreement shall be brought in any court of competent jurisdiction located in the County of New York or, at King's option, wherever any claim which is subject to this Agreement is asserted against King or any Indemnified Persons, and the Company hereby consents to personal jurisdiction and venue of such court and to service of process by certified mail, return receipt requested.

        This agreement shall be binding on the successors and assigns of King and the Company, and may not be modified except in writing signed by the parties hereto.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof by signing below, whereupon this letter shall constitute a binding agreement between the Company and King.


                                                  D.F. KING & CO., INC.


                                             By:  /s/ Thomas A. Long
                                                  ------------------------------
                                                  Thomas A. Long
                                                  Executive Vice President

       ACCEPTED AS OF THE DATE
       FIRST ABOVE WRITTEN:

       PIONEER NATURAL RESOURCES COMPANY

By: /s/ Mark L. Withrow
    ------------------------------------
    (Name) Mark L. Withrow
    Executive Vice President
    ------------------------
    (Title)